Exhibit 99.1

ePlus Expands Credit Facility

Increase to $425 Million Enhances ePlus’ Working Capital Financing Capacity

HERNDON, VA – November 1, 2022 – ePlus inc. (NASDAQ NGS: PLUS – news) a leading provider of technology and financing solutions, today announced that its wholly-owned subsidiaries ePlus Technology, inc., ePlus Technology Services, inc. and SLAIT Consulting, LLC (collectively, the “Borrowers”) recently entered into an amendment to their credit agreement with their lenders (the “Lenders”) for which Wells Fargo Commercial Distribution Finance Corporation (“WFCDF”) acts as administrative agent. The credit facility, as modified by the amendment, consists of a discretionary senior secured floorplan facility in favor of the Borrowers in the aggregate principal amount of up to $425 million, an increase from $375 million, together with a sublimit for a discretionary senior secured revolving credit facility for up to $150 million, an increase from $100 million. In addition, the amendment converted all of the Borrower’s loans from the Lenders based on a LIBOR rate to a Term SOFR rate.

“We are pleased with the continued support by WFCDF and our Lenders. The increase and adjustments to our credit facility will allow us to continue to facilitate our customers’ digital transformation with our leading security, cloud, data center, networking, collaboration solutions and services,” said Elaine Marion, chief financial officer.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic including but not limited to the impact and severity of new variants, vaccine efficacy and immunization rates, the closure of non-essential businesses and other associated governmental containment actions, and the increase in cyber-security attacks that have occurred while employees work remotely; national and international political instability fostering uncertainty and volatility in the global economy; exposure to fluctuation in foreign currency rates, interest rates, and inflation; increases in our costs which may result in adverse changes in our gross profit and/or price increases to our customers; reduction of vendor incentives provided to us; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs which may impact the arrangements that have pricing commitments over the term of the agreement; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ IT systems and data and audio communication networks; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our larger volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions or the effect of those changes on our common stock price; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; domestic and international economic regulations uncertainty (e.g., tariffs, sanctions, and trade agreements); our reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150